EXHIBIT 5.1

           Letterhead of Alverson, Taylor, Mortensen, Nelson & Sanders

                         7104 West Charleston Boulevard

                          Las Vegas, Nevada 89117-1401

                                  June 24, 2003

Inyx, Inc.
801 Brickell, 9th Floor
Miami, Florida 33131

         Re: Form S-8 Registration Statement relating to the registration of 5,000,000 shares of common stock, $.001 par value of Inyx, Inc. pursuant to the 2003 Stock Option Plan

Gentlemen:

         We have acted as special Nevada counsel for Inyx, Inc., a Nevada corporation (the "Company"), in connection with a Registration Statement Form S-8 filed by the Company under the Securities Act of 1933, as amended (the "Registration Statement"), which registers 5,000,000 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), to be issued pursuant to the Company's 2003 Stock Option Plan (the "Plan"). In that capacity, we have reviewed the charter and bylaws of the Company, the Registration Statement, the corporate action taken by the Company that creates the Plan and provides for the issuance of up to 5,000,000 shares of Common Stock pursuant thereto, a Certificate of the Chairman of the Company dated the date hereof as to certain factual matters and such other materials and matters as we have deemed necessary to the issuance of this opinion.

         In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conforming with originals of all documents submitted to us as copies (and the authenticity of the originals of such copes) and that all public records reviewed are accurate and complete. As to certain factual matters, we have relied on the Certificate of the Chairman of the Company and have not independently verified the matters stated therein.

         Based upon the foregoing and having regard for such legal consideration as we deem relevant, we are of the opinion and so advise you that the Shares to be issued by the Company pursuant to the Plan have been duly and validly authorized and when issued and delivered as contemplated in the Registration Statement and in accordance with the Plan, will be, validly issued, fully paid, and non-assessable.

         The opinion herein is limited to the laws of the State of Nevada and we express no opinion as to the laws of any other jurisdiction. This opinion is solely for the benefit of the addressee hereof, and, without our prior written consent, may not be quoted in whole or in part or otherwise referred to in any legal opinion, document or other report, and may not be furnished to any person or entity except that Andrews & Kurth L.L.P. is authorized to rely on this opinion in rendering its opinion to be filed as an exhibit to the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm and to our opinion in the Registration Statement. This opinion is delivered as of the date hereof and we disclaim any responsibility to update this opinion at any time following the date hereof.

                              Very truly yours,

                              /s/ ALVERSON, TAYLOR, MORTENSEN, NELSON &
                                  SANDERS By: C. Michael Rasmussen, for the firm